EXHIBIT 23.1

Consent of Crowe Horwath LLP

We consent to the incorporation by reference in Registration Statements on Form S-8 for the K-Fed Bancorp 2004 Stock Option Plan and the K-Fed Bancorp 2004 Recognition and Retention Plan (333-171348) that was filed with the Securities and Exchange Commission on December 22, 2010 of our report dated September 13, 2011 on the consolidated financial statements of Kaiser Federal Financial Group, Inc. and on the effectiveness of internal control over financial reporting of Kaiser Federal Financial Group, Inc. which report is included in Form 10-K for Kaiser Federal Financial Group, Inc. for the year ended June 30, 2011.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
September 13, 2011